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                     January 26, 2023

       Daniel J. Schuller
       Chief Financial Officer
       Essential Utilities, Inc.
       762 W. Lancaster Avenue
       Bryn Mawr, Pennsylvania 19010

                                                        Re: Essential
Utilities, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-06659

       Dear Daniel J. Schuller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation